                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant / /
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     / / Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        HARTE-HANKS COMMUNICATIONS, INC.
- - - - - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

             BOARD OF DIRECTORS OF HARTE-HANKS COMMUNICATIONS, INC.
- - - - - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     / / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- - - - - --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- - - - - --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- - - - - --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- - - - - --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- - - - - --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- - - - - --------------------------------------------------------------------------------
     (3) Filing party:

- - - - - --------------------------------------------------------------------------------
     (4) Date filed:

- - - - - --------------------------------------------------------------------------------
- - - - - ---------------
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                        HARTE-HANKS COMMUNICATIONS, INC.
                       200 CONCORD PLAZA DRIVE, SUITE 800
                            SAN ANTONIO, TEXAS 78216

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 6, 1994

     As a stockholder of Harte-Hanks Communications, Inc., you are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 200 Concord Plaza Drive, Suite 800, San Antonio, Texas, on Friday, May 6, 1994, at 10:00 a.m. local time, for the following purposes:

          1. To elect two Class I directors, each for a three-year term;

          2. To approve the Harte-Hanks Communications, Inc. 1994 Employee Stock Purchase Plan; and

          3. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on March 15, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournment thereof.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, TO ASSURE YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE DATE, EXECUTE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED STAMPED ENVELOPE FOR WHICH NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                            By Order of the Board of Directors,

                                            DONALD R. CREWS
                                            Senior Vice President, Legal and
                                            Secretary

San Antonio, Texas
March 30, 1994

                            YOUR VOTE IS IMPORTANT.
                     PLEASE EXECUTE AND RETURN PROMPTLY THE
                 ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

                        HARTE-HANKS COMMUNICATIONS, INC.
                       200 CONCORD PLAZA DRIVE, SUITE 800
                            SAN ANTONIO, TEXAS 78216
                             ---------------------
                                PROXY STATEMENT
                             ---------------------
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 6, 1994
                             ---------------------

     This Proxy Statement is furnished to stockholders of Harte-Hanks Communications, Inc. for use at the 1994 Annual Meeting of Stockholders to be held at the date, time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, or at any adjournment thereof. The enclosed proxy is solicited on behalf of the Board of Directors of the Company. A stockholder executing the accompanying proxy has the right to revoke it at any time prior to the voting thereof by notifying the Secretary of the Company in writing, executing a subsequent proxy or attending the meeting and voting in person. Unless a contrary choice is so indicated, all duly executed proxies received by the Company will be voted in accordance with the instructions set forth on the proxy card. The record date for stockholders entitled to vote at the Annual Meeting is the close of business on March 15, 1994. The approximate date on which this Proxy Statement and the enclosed proxy are first being sent or given to stockholders is March 30, 1994.

                               VOTING PROCEDURES

     The accompanying proxy card is designed to permit each stockholder of record at the close of business on the record date, March 15, 1994, to vote in the election of Class I directors and on the proposals described in this Proxy Statement. The proxy card provides space for a stockholder (i) to vote in favor of or to withhold voting for the nominees for the Class I Directors, (ii) to vote for or against any proposal to be considered at the Annual Meeting or (iii) to abstain from voting on any proposal other than election of Class I directors if the stockholder chooses to do so. The election of Class I directors will be decided by a plurality of the votes cast. All other matters will be determined by a majority of the votes cast.

     The holders of a majority of all of the shares of stock entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Shares as to which authority to vote has been withheld with respect to the election of any nominee for director will not be counted as a vote for such nominee. Abstentions and broker nonvotes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders to determine the total number of votes cast. Abstentions are not counted as votes for or against any such proposals. Broker nonvotes are not counted as votes cast for purposes of determining whether a proposal has been approved.

     Stockholders are urged to sign the enclosed proxy and return it promptly. When a signed card is returned with choices specified with respect to voting matters, the shares represented are voted by the proxies designated on the proxy card in accordance with the stockholder's instructions. The proxies for the stockholders are Larry Franklin, Houston H. Harte and Andrew B. Shelton.

     If a signed proxy card is returned and the stockholder has made no specifications with respect to voting matters, the shares will be voted for the election of the two nominees for Class I director and in favor of all the proposals described in this Proxy Statement and, at the discretion of the proxies, on any other matter that may properly come before the Annual Meeting or any adjournment.

     The total outstanding capital stock of the Company as of March 15, 1994 consisted of 18,158,400 shares of Common Stock. Each share of Common Stock is entitled to one vote.

                    MATTERS TO BE BROUGHT BEFORE THE MEETING

PROPOSAL ONE -- ELECTION OF CLASS I DIRECTORS

     The current number of members of the Board of Directors is seven. The Board of Directors is divided into three classes, each of which serves for a three-year term. One class of directors is elected each year. The term of the Company's Class I directors will expire at the Annual Meeting. The Class I directors elected in 1994 will serve for a term of three years which expires at the Annual Meeting of Stockholders in 1997 or when their successors are elected and qualified. The election of directors will be decided by a plurality vote of the votes cast in writing.

     The nominees for the Class I directors are Dr. Peter T. Flawn and Christopher M. Harte. Both nominees are members of the present Board of Directors. The Board believes that both nominees will be available and able to serve as directors. If either nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, the Board may reduce the number of directors to eliminate the vacancy consistent with the requirement to maintain nearly equal classes, or the Board may fill the vacancy at a later date after selecting an appropriate nominee. Information with respect to the nominees is set forth in the section of this Proxy Statement entitled "Management -- Directors and Executive Officers."

            THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE "FOR"
               EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

PROPOSAL TWO -- APPROVAL OF THE HARTE-HANKS COMMUNICATIONS, INC.
                1994 EMPLOYEE STOCK PURCHASE PLAN

     On January 24, 1994, the Board of Directors approved the Harte-Hanks Communications, Inc. 1994 Employee Stock Purchase Plan (the "Plan") and directed that it be submitted to stockholders at the Annual Meeting for approval. The purpose of the Plan is to secure for the Company and its stockholders the benefits of the incentive inherent in the ownership of the Company's Common Stock by the employees of the Company. Up to 300,000 shares of Common Stock may be issued under the Plan. If the right of an employee to purchase reserved shares is not exercised or terminates, such shares will again become available under the Plan. Shares issued under the Plan may be authorized and previously unissued shares or previously issued shares that have been reacquired by the Company. The Plan provides that appropriate adjustments will be made in the aggregate number of shares subject to the Plan in the case of stock dividends, stock splits or other changes affecting the Common Stock.

     The Plan is intended to comply with the provisions of Section 423 of the Internal Revenue Code of 1986 (the "Code"). The full text of the Plan will be provided, without charge, upon the request of any person to whom a copy of this Proxy Statement is delivered. The following summary of certain provisions of the Plan is qualified in its entirety by reference to text of the Plan.

     Approval of the Plan will require the affirmative vote of a majority of the votes cast.

SUMMARY OF PROVISIONS OF THE PLAN

     All employees of the Company and its subsidiaries will be eligible to participate except officers of the Company, persons becoming employees after the June 30 immediately preceding the beginning of each Plan Year (August 1 through the following July 31) with respect to shares sold during that Plan Year, part time employees (as defined), and employees who own five percent or more of the outstanding Common Stock of the Company.

     The Company will sell Common Stock on quarterly "investment dates" to eligible employees who have elected to authorize payroll deductions from their salaries. The amount of such payroll deductions (in any whole percent from 1% through 10%) may not exceed 10% of the employee's base compensation (as defined).

The purchase price is 85% of the fair market value of the Common Stock on the investment date. The number of shares that each participating employee may purchase is determined by dividing the amounts accumulated in his or her payroll deduction account on any investment date by 85% of the fair market value of the Common Stock on that date. A participant may not in any year purchase Common Stock valued at more than $25,000. A participating employee may at any time withdraw the balance accumulated in his or her payroll deduction account and thereby cease to be a participating employee until the following anniversary date of the Plan. A participating employee may also decrease his or her payroll deduction, but not more than once a year and not to less than 1% per payroll deduction.

     The Plan will be administered by a Committee appointed by the Board of Directors. The Committee has authority to interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations are final and binding. Amendments may be made to the Plan from time to time by the Board of Directors, except no amendment can be made without stockholder approval if its effect would be to (a) increase or decrease the number of shares reserved for issuance under the Plan or (b) alter the eligibility criteria for participation in the Plan.

     The Plan will terminate on any investment date when participating employees become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase or at the end of any Plan Year if determined by the Board of Directors.

FEDERAL TAX CONSEQUENCES

     The Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to the participant at the time of his or her annual election to enroll in the Plan, when payroll deductions are made, or when shares are purchased. Upon disposition of the shares, the participant will be subject to tax and the amount of tax will depend upon the holding period. If shares are disposed of by the participant more than two years after the date on which the shares were purchased, or the participant dies while owning the shares, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition or death over the participant's purchase price or (b) the excess of the fair market value of the shares at the time the shares were purchased over the participant's purchase price, will be treated as ordinary income, and any further gain will be treated as long-term capital gain. If the shares are disposed of before the expiration of this holding period, the excess of the fair market value of the shares measured as of the purchase date over the participant's purchase price will be treated as ordinary income, and any further gains will be long-term or short-term capital gains, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income to a participant except to the extent of ordinary income reported by participants upon disposition of shares within two years from the date of purchase.

     The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to shares purchased under the Plan and does not purport to be complete. The foregoing does not discuss the income tax laws of any municipality, state, or foreign country in which a participant may reside.

            THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE "FOR" THE APPROVAL OF THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 15, 1994, the beneficial ownership of each current director, each nominee for director, each executive officer included in the Summary Compensation Table, the directors and executive officers as a group, and each stockholder known to management to own beneficially more than 5% of the Company's Common Stock.

                         NAME AND ADDRESS                           NUMBER OF SHARES     PERCENT OF
                      OF BENEFICIAL OWNER(1)                        OF COMMON STOCK        CLASS
- - - - - ------------------------------------------------------------------  ----------------     ----------
Houston H. Harte(2)...............................................      4,359,934           24.0%
Andrew B. Shelton.................................................      3,089,332           17.0
Edward H. Harte...................................................      2,110,332           11.6
The Goldman Sachs Group, L.P.(3)..................................      1,428,571            7.9
David L. Sinak(4).................................................      1,250,002            6.9
Train, Smith Counsel(5)...........................................      1,243,400            6.8
Larry Franklin(6).................................................      1,160,100            6.4
Christopher M. Harte(7)...........................................        277,778            1.5
Donald R. Crews(8)................................................        189,500            1.0
Richard M. Hochhauser(9)..........................................        140,000              *
Harry J. Buckel(10)...............................................         63,600              *
Michael J. Conly(11)..............................................         53,700              *
Dr. Peter T. Flawn................................................          5,000              *
James L. Johnson..................................................          1,000              *
All Executive Officers and Directors as a Group (13
  persons)(12)....................................................     11,324,526           62.4%

- - - - - ---------------

  *  Less than 1%.

 (1) The address of The Goldman Sachs Group, L.P. is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004. The address of Train, Smith Counsel is 667 Madison Avenue, New York, New York 10021. The address of David L. Sinak is c/o Hughes & Luce, L.L.P., 1717 Main Street, Suite 2800, Dallas, Texas 75201. The address of each other beneficial owner is c/o Harte-Hanks Communications, Inc., 200 Concord Plaza, Suite 800, San Antonio, Texas 78216.

 (2) Includes 750,000 shares in the aggregate owned by three trusts for which Mr. Harte serves as co-trustee with David L. Sinak and 250,000 shares owned by a trust for which Mr. Harte serves as a co-trustee with David L. Sinak and Christopher M. Harte, as to which Mr. Harte holds shared voting and dispositive power. Mr. Harte does not have any pecuniary interest in the trusts.

 (3) Represents 1,428,571 shares of Common Stock that The Goldman Sachs Group, L.P., and certain limited partnerships of which affiliates of The Goldman Sachs Group, L.P. are the general partner or the managing general partner, have the right to acquire upon conversion of the Company's outstanding
     6 1/4% Convertible Notes due 2002, which Common Stock for purposes of rules of the Securities and Exchange Commission may be considered to be beneficially owned by The Goldman Sachs Group, L.P.

 (4) Represents 1,250,002 shares owned by 13 trusts for which Mr. Sinak serves as co-trustee and holds shared voting and dispositive power. Mr. Sinak has no pecuniary interest in the trusts.

 (5) Train, Smith Counsel has shared voting power with respect to 941,900 shares and shared dispositive power with respect to 1,243,400 shares. Information with respect to Train, Smith Counsel is based on a Schedule 13G filing dated February 10, 1994.

 (6) Includes 20,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days, 240,000 shares owned by four trusts for which Mr. Franklin serves as co-trustee and holds shared voting and dispositive power, and 40,000 shares held in trust for his children as to which Mr. Franklin holds sole voting and dispositive power. Mr. Franklin has no pecuniary interest in the trusts.

 (7) Represents 250,000 shares owned by a trust for which Mr. Harte serves as co-trustee with David L. Sinak and Houston H. Harte and 27,778 shares owned by a trust for which Mr. Harte serves as a co-trustee with David L. Sinak, as to which Mr. Harte holds shared voting and dispositive power.

 (8) Includes 65,500 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

 (9) Includes 46,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(10) Includes 42,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(11) Includes 27,500 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(12) Includes 264,250 shares that may be acquired upon the exercise of options exercisable within the next 60 days and 1,307,778 shares owned by various trusts for which officers or directors serve as trustee but have no pecuniary interest.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information about the current directors and executive officers of the Company. Each of the executive officers has held his position with the Company, or a similar position with the Company, for at least the past five years.

          NAME             AGE                     POSITION WITH COMPANY
- - - - - -------------------------  ---     ------------------------------------------------------
Dr. Peter T. Flawn         68      Director (Class I)
Larry Franklin             51      Director (Class II), President and Chief Executive
                                     Officer
Christopher M. Harte       46      Director (Class I)
Edward H. Harte            71      Director (Class II)
Houston H. Harte           67      Chairman, Board of Directors (Class III)
James L. Johnson           66      Director (Class II)
Andrew B. Shelton          79      Director (Class III); Publisher, Abilene Reporter-News
Harry J. Buckel            50      Senior Vice President; President, Harte-Hanks Shoppers
Michael J. Conly           42      Senior Vice President; President, Harte-Hanks
                                     Television
Donald R. Crews            50      Senior Vice President, Legal; Secretary
Richard M. Hochhauser      49      Senior Vice President; President, Harte-Hanks Direct
                                     Marketing
Richard L. Ritchie         47      Senior Vice President, Finance; Chief Financial and
                                     Accounting Officer
Stephen W. Sullivan        47      Senior Vice President; President, Harte-Hanks
                                     Newspapers

     Class I directors are to be elected at the Annual Meeting. The term of Class II directors expires at the 1995 Annual Meeting of Stockholders and the term of Class III directors expires at the 1996 Annual Meeting of Stockholders.

     Dr. Peter T. Flawn, a director of the Company since 1985, is President Emeritus of the University of Texas at Austin. Dr. Flawn is Chairman of the Audit Committee of the Board of Directors and also serves as a director of Input/Output, Inc., Global Marine, Inc. and Tenneco, Inc.

     Larry Franklin has served as President and Chief Executive Officer of the Company since 1991 and as a director of the Company since 1974. Mr. Franklin has held numerous positions since joining the Company in 1971, including Chief Financial Officer and President, Harte-Hanks Newspapers.

     Christopher M. Harte, a director of the Company since May 1993, has served as president of the Portland Press Herald and Maine Sunday Telegram, published by Guy Gannett Publishing Co., since June 1992. Mr. Harte is the son of Edward
H. Harte and the grandson of the late Houston Harte, co-founder of the Company. Prior to becoming president of the Portland newspapers, Mr. Harte spent nine years with Knight-Ridder Newspapers, during which time he served as president and publisher of two newspapers and in other positions.

     Edward H. Harte has served as a director of the Company since 1952. Prior to his retirement in 1987, he served as Publisher of the Corpus Christi Caller-Times since 1962. Mr. Harte is the son of the late Houston Harte.

     Houston H. Harte has served as a director of the Company since 1952 and as Chairman of the Board of Directors since 1972. Mr. Harte is also the son of the late Houston Harte.

     James L. Johnson, a director of the Company since January 1994, is Chairman Emeritus of GTE Corporation. Mr. Johnson serves as a director of British Columbia Telephone Co., Compania Anonima Nacional Telefonos de Venezuela, Contel Cellular Inc., GFC Financial Corp., GTE Corporation, Mutual of New York and Valero Energy Corporation.

     Andrew B. Shelton has served as director of the Company since 1948 and as Publisher of the Abilene Reporter-News since 1964.

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by certain regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, the Company believes that its officers, directors and greater than 10% beneficial owners have complied with all applicable filing requirements with respect to the Company's equity securities.

MEETING ATTENDANCE AND COMMITTEES OF THE BOARD

     The Board of Directors held five meetings during 1993, and each member of the Board participated in at least 75% of all Board and committee meetings held during the period that he served as a director and/or committee member. The Board of Directors has established an audit committee and a compensation committee. The functions of these committees and their current members are described below.

     Audit Committee. The Audit Committee currently consists of Dr. Peter T. Flawn (Chairman) and James L. Johnson. The Audit Committee, which met three times during 1993, is responsible for monitoring the Company's internal audit function and its internal accounting controls, recommending to the Board of Directors the selection of independent auditors, considering the range of audit and non-audit fees and monitoring and reviewing the activities of the independent auditors.

     Compensation Committee. Prior to the public offering of Common Stock in November 1993, compensation matters were addressed by the entire Board of Directors. The Compensation Committee was established on January 24, 1994. The Compensation Committee is comprised of James L. Johnson (Chairman) and Dr. Peter
T. Flawn, both of whom are disinterested in accordance with Rule 16b-3 of the Exchange Act. The Compensation Committee recommends salary amounts for the Company's chief executive officer and other executive officers and makes the final determination regarding bonus arrangements and awards of stock options to such persons.

     The Board of Directors does not have a standing nominating committee or any other committee performing a similar function. The function customarily attributable to a nominating committee is performed by the Board of Directors as a whole.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during each of the last three years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (based on total annual salary and bonus for 1993).

                                             ANNUAL
                                          COMPENSATION                            ALL
   NAME AND PRINCIPAL                 ---------------------     OPTIONS          OTHER
        POSITION             YEAR      SALARY       BONUS       GRANTED     COMPENSATION(1)
- - - - - -------------------------    -----    --------     --------     -------     ---------------
Larry Franklin                1993    $650,000     $ 91,000      50,000         $14,300
  President and Chief         1992     650,000      341,250      40,000          14,083
  Executive Officer           1991     650,000      251,875      40,000          14,300
Richard M. Hochhauser         1993    $285,000     $107,000      55,000         $ 1,799
  Senior Vice President;      1992     262,000      162,702      23,000           1,746
  President, Harte-Hanks      1991     262,000      137,550      46,000           1,441
  Direct Marketing
Michael J. Conly              1993    $225,000     $115,200      45,000         $ 1,799
  Senior Vice President;      1992     208,000       96,620      17,500           1,746
  President, Harte-Hanks      1991     208,000      146,338      39,500           1,695
  Television
Harry J. Buckel               1993    $285,000     $ 39,330      41,000         $ 1,746
  Senior Vice President;      1992     275,000       71,225      19,000           1,746
  President, Harte-Hanks      1991     275,000      103,125      56,000           1,695
  Shoppers
Donald R. Crews               1993    $270,000     $ 48,600      37,000         $ 1,350
  Senior Vice President,      1992     277,500      145,950      15,500           1,395
  Legal and Secretary         1991     300,000      131,250      33,500           1,200

- - - - - ---------------

(1) Consisted of matching contributions made by the Company on behalf of the respective individual under the Company's 401(k) plan and $13,000 in premiums paid annually by the Company on a split-dollar policy insuring the life of Larry Franklin.

OPTION GRANTS DURING 1993

     The following table sets forth certain information concerning options to purchase Common Stock granted in 1993 to the five individuals named in the Summary Compensation Table.

                                            % OF TOTAL                                                    POTENTIAL
                                             OPTIONS                                                        STOCK
                                            GRANTED TO                MARKET                             APPRECIATION
                               OPTIONS     EMPLOYEES IN   EXERCISE   PRICE AT    EXPIRATION     ------------------------------
            NAME               GRANTED         1993        PRICE     GRANT(1)       DATE           0%       63%(2)    159%(2)
- - - - - ----------------------------  ----------   ------------   --------   --------   -------------   --------   --------   --------
Larry Franklin..............    25,000(3)      4.0%        $10.00     $10.00    January 2003    $      0   $157,500   $397,500
                                25,000(4)       4.0          1.00      10.00    January 2003     225,000    382,500    622,500
Richard M. Hochhauser.......    15,000(3)       2.4         10.00      10.00    January 2003           0     94,500    238,500
                                30,000(3)       4.9         10.00      10.00    July 2003              0    189,000    477,000
                                10,000(4)       1.6          1.00      10.00    January 2003      90,000    153,000    249,000
Michael J. Conly............    12,000(3)       2.0         10.00      10.00    January 2003           0     75,600    190,800
                                25,000(3)       4.0         10.00      10.00    July 2003              0    157,500    397,500
                                 8,000(4)       1.3          1.00      10.00    January 2003      72,000    122,400    199,200
Harry J. Buckel.............    12,000(3)       2.0         10.00      10.00    January 2003           0     75,600    190,800
                                20,000(3)       3.3         10.00      10.00    July 2003              0    126,000    318,000
                                 9,000(4)       1.5          1.00      10.00    January 2003      81,000    137,700    224,100
Donald R. Crews.............     7,000(3)       1.1         10.00      10.00    January 2003           0     44,100    111,300
                                22,000(3)       3.6         10.00      10.00    July 2003              0    138,600    349,800
                                 8,000(4)       1.3          1.00      10.00    January 2003      72,000    122,400    199,250

- - - - - ---------------

(1) Prior to the creation of a public market for the Common Stock, market price, for the purposes of granting stock options and making repurchase offers to stockholders, was determined by the Board of Directors.

(2) Assumed annual compounded rates of stock price appreciation of 5% (63%) and 10% (159%) over the term of the grant.

(3) Options are exercisable only after the fifth, and prior to the tenth, anniversary of the date of grant.

(4) Performance options have been granted at exercise prices of $1.00 per share. The performance options are exercisable only after the third, and prior to the tenth, anniversary of the date of grant. The extent to which the options become exercisable depends upon the extent to which the Company achieves certain goals that are established at the time the options are granted.

AGGREGATED OPTION EXERCISES IN 1993 AND 1993 YEAR-END OPTION VALUES

     The following table sets forth certain information concerning options to purchase Common Stock by the five individuals named in the Summary Compensation Table. No stock options were exercised during 1993 by any of the individuals named in the table.

                                                                                         VALUE OF
                                                           NUMBER OF                    UNEXERCISED
                                                          UNEXERCISED                  IN-THE-MONEY
                                                          OPTIONS AT                    OPTIONS AT
                                                       DECEMBER 31, 1993           DECEMBER 31, 1993(1)
                                                  ---------------------------   ---------------------------
                      NAME                        EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- - - - - ------------------------------------------------  -----------   -------------   -------------   -----------
Larry Franklin..................................     20,000        130,000        $ 215,000     $ 1,460,000
Richard M. Hochhauser...........................     26,000        144,000          332,000       1,650,500
Michael J. Conly................................     15,000        113,000          197,500       1,286,750
Harry J. Buckel.................................     24,000        134,000          310,000       1,535,000
Donald R. Crews.................................     50,000        100,000          672,500       1,167,000

- - - - - ---------------

(1) The value is the amount by which the market value of the underlying stock at December 31, 1993 ($19.50) exceeds the aggregate exercise prices of the options.

RETIREMENT BENEFIT PLAN

     In addition to a defined benefit pension plan which is qualified under
Section 401 of the Code, the Company has established for certain individuals an unfunded, non-qualified pension restoration plan. The annual pension benefit under the plans, taken together, is largely determined by the number of years of employment multiplied by a percentage of the participant's final average earnings (earnings during the highest five consecutive years). The Code places certain limitations on the amount of pension benefits that may be paid under qualified plans. Any benefits in excess of those limitations payable to participants in the pension restoration plan will be paid under that plan.

     The table below may be used to calculate the approximate annual benefits payable at retirement at age 65 under the Company's defined benefit pension plan and pension restoration plan to individuals in specified remuneration and years-of-service classifications. The benefits are not subject to any reduction for social security benefits or other offset amounts.

  HIGHEST 5 YEAR                      YEARS OF CREDITED SERVICE
     AVERAGE         ------------------------------------------------------------
   REMUNERATION         15           20           25           30           35
  --------------     --------     --------     --------     --------     --------
     $150,000        $ 34,755     $ 46,339     $ 57,924     $ 69,509     $ 81,094
      250,000          59,505       79,339       99,174      119,009      138,844
      350,000          84,255      112,339      140,424      168,509      196,594
      450,000         109,005      145,339      181,674      218,009      254,344
      550,000         133,755      178,339      222,924      267,509      312,094
      650,000         158,505      211,339      264,174      317,009      369,844
      750,000         183,255      244,339      305,424      366,509      427,594
      850,000         208,005      277,339      346,674      416,009      485,344
      950,000         232,755      310,339      387,924      465,509      543,094

     The compensation included in the Summary Compensation Table under salary and bonuses qualifies as remuneration for purposes of the Company's defined benefit pension plan and pension restoration plan, except that there are limits on the amounts of bonuses taken into consideration under the pension restoration plan. For purposes of the plans, the officers named in the Summary Compensation Table have the following years of service: Mr. Franklin: 22 years; Mr. Buckel:
15 years; Mr. Conly: 14 years; Mr. Crews: 11 years; and Mr. Hochhauser: 18 years.

COMPENSATION OF DIRECTORS

     Directors who are not employees or otherwise affiliates of the Company receive annual director's fees of $47,000 and are reimbursed for certain out of pocket expenses. Directors who are employees or are otherwise affiliates of the Company do not receive director's fees. During 1993, Dr. Peter T. Flawn, a director of the Company but not an officer, received director's fees of $47,000.

SEVERANCE AGREEMENTS

     In July 1993, the Company entered into a severance agreement with Larry Franklin. If Mr. Franklin is terminated from his position as President and Chief Executive Officer of the Company other than for "cause" (as defined) he will be entitled to severance compensation in a lump sum cash amount equal to 200% of the sum of (A) the annual base salary in effect just prior to termination, plus
(B) the average of the bonus or incentive compensation for the two fiscal years preceding the termination. In addition to the cash compensation, upon Mr. Franklin's termination, the Company will continue to provide certain benefits for a two year period and all options previously granted to Mr. Franklin will immediately vest and become fully exercisable.

     In July 1993, the Company also entered into severance agreements with Harry
J. Buckel, Michael J. Conly, Donald R. Crews, Richard M. Hochhauser, Richard L. Ritchie and Stephen W. Sullivan. If any of the above executives is terminated, other than for "cause," after a "change in control" (as defined) of the Company, the executive will be entitled to severance compensation in a lump sum cash amount equal to 200% of the sum of (A) the annual base salary in effect immediately prior to the change in control, plus (B) the average of the bonus or incentive compensation for the two fiscal years preceding the change in control. In addition, a terminated executive will receive a cash payment sufficient to cover health insurance premiums for a period of 18 months. Upon a change in control, all options previously granted to the executive will immediately vest and become fully exercisable.

     In no event will the Company be required to make to any of the foregoing executives any payment under such agreements that would result, in the opinion of tax counsel, in an "excess parachute payment" within the meaning of Section 280G of the Code and the imposition of an excise tax under Section 4999 of the Code.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1993, the Board of Directors was responsible for determining executive compensation. During such period, Larry Franklin was also a member of the Board of Directors and therefore participated in deliberations concerning the compensation of all executive officers other than himself. On January 24, 1994, the Board of Directors appointed James L. Johnson (Chairman) and Dr. Peter
T. Flawn to serve as the Compensation Committee of the Board of Directors.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     Prior to the Company's initial public offering of Common Stock in November 1993, the Board of Directors had responsibility for determining executive compensation. Mr. Johnson was not a member of the Board of Directors in 1993 and accordingly did not participate in any of the Board's compensation decisions. The Compensation Committee was established on January 24, 1994. The Compensation Committee is responsible for recommending to the full Board of Directors salary amounts for the Company's Chief Executive Officer and other executive officers and making the final determination regarding bonus arrangements and awards of stock options to such persons.

     Compensation to executives is designed to attract and retain superior talent, to motivate the performance of executives in support of the achievement of the Company's strategic financial and operating performance objectives, and to reward performance that meets this standard. The Company is engaged in highly competitive businesses and must attract and retain qualified executives in order to be successful. In 1993, executive compensation was comprised of the following elements:

          BASE SALARY. The base salary for the Chief Executive Officer and the other executive officers of the Company was determined after review of publicly available information concerning the base salaries of executives with similar responsibilities in companies engaged in businesses similar to the Company's core businesses (which may include, but are not necessarily the same as, those included in the Peer Group Index) and the responsibilities of each executive officer, particularly in view of the fact that the decentralized management philosophy of the Company relies heavily on the direct action of the Company's executives in pursuit of Company goals.

          ANNUAL INCENTIVE COMPENSATION. Year-end cash bonuses are designed to motivate the Chief Executive Officer and the other executive officers to achieve specific annual financial and other goals based on the strategic financial and operating performance objectives of the Company overall, as well as each core business. In conjunction with the Board's review of the strategic and operating plans of the Company and each core business at the beginning of 1993, the Board established incremental target performance levels for each executive officer based on the revenue growth, operating profit and, to a lesser extent, total quality management goals of the Company and, if the executive was responsible for a core business, the core business. Bonus amounts were paid to each executive based on the target performance level reached.

          STOCK OPTION PLAN. The 1991 Stock Option Plan forms the basis of the Company's long-term incentive plan for executives. The Board and the Committee believe that a significant portion of executive compensation should be dependent on value created for the stockholders. Stock options are generally granted annually. In 1993, certain options were granted at fair market value on the date of grant and become exercisable five years from such date if the option holder is still employed. Other options were granted below fair market value but only become exercisable three years after their date of grant and then only to a limited degree unless the Company has reached specific financial performance levels established at the time of grant. In selecting recipients for option grants and in determining the size of such grants, the Board considered various factors such as the overall performance of the Company and the recipient. In addition, stock options were awarded prior to the Company's initial public offering in order to encourage management stability over the next several years.

     Executives also receive benefits typically offered to executives by companies engaged in businesses similar to the Company's core businesses and various benefits generally available to employees of the Company (such as health insurance).

     In making its decisions, the Board of Directors and the Compensation Committee take into account, primarily on a subjective basis, factors relevant to the specific compensation component being considered, including compensation paid by other companies of comparable size in businesses similar to the Company's core businesses, the generation of income and cash flow by the Company as a whole and the individual core businesses, the attainment of annual individual and business objectives and an assessment of business performance against companies of comparable size in businesses similar to the Company's core businesses, the executive officer's level of responsibility and the contributions the Company expects the executive to make in support of the Company's strategies.

     1993 COMPENSATION OF CHIEF EXECUTIVE OFFICER. The base salary of Mr. Franklin for 1993 remained at the same level as in 1992 and 1991, despite the fact that the Company met or exceeded its overall financial goals in 1992. Mr. Franklin's bonus potential in each of the last three years has been targeted at 35% of base salary, with a potential range of 0% -- 70% of base salary, the same as that of other executive officers. Mr. Franklin's 1993 cash bonus, which was based on the degree of attainment of financial and other goals established at the beginning of 1993, was less than 27% of his 1992 bonus, even though in 1993 the Company had growth in both revenues and operating income (excluding a goodwill writedown) in excess of nine percent, successfully completed its initial public offering of common stock and made significant progress in a number of other strategic areas. In 1993 Mr. Franklin received two option grants under the Company's 1991 Stock Option Plan, and in making those grants the Board of Directors took into consideration the factors described above under "Stock Option Plan."

Dr. Peter T. Flawn       Edward H. Harte
Larry Franklin           Houston H. Harte
Christopher M. Harte     Andrew B. Shelton

COMPARISON OF SHAREHOLDER RETURN

     The following graph compares the cumulative total return of the Company's Common Stock during the period commencing November 4, 1993, the date public trading of the Common Stock began following the Company's initial public equity offering, to December 31, 1993 with the S&P 500 Index and a peer group selected by the Company.

     The S&P 500 Index includes 500 United States companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The peer group selected by the Company, which also is weighted by market capitalization, includes Acxiom Corporation, Catalina Marketing Corporation, DiMark, Inc., R.R. Donnelley & Sons Company, Dow Jones & Company, Inc., Gannett Co., Inc., Knight-Ridder, Inc., M/A/R/C Group, The New York Times Company, The Times Mirror Company and Tribune Company.

     The graph depicts the results of investing $100 in the Company's Common Stock, the S&P 500 Index and the peer group selected by the Company at closing prices on November 4, 1993. It assumes that all dividends were reinvested with respect to the S&P 500 Index and the peer group selected by the Company.

                                  Harte-Hanks
      Measurement Period          Communica-
    (Fiscal Year Covered)         tions, Inc.     Peer Group        S&P 500
NOV 4                                   100.00          100.00          100.00
DEC 31                                  117.29          108.00          102.16

STOCK OPTION PLANS

     Prior to the Company's initial public equity offering in November 1993, the Company's stockholders approved the Harte-Hanks Communications, Inc. 1984 Stock Option Plan (the "1984 Stock Option Plan") and the Harte-Hanks Communications, Inc. 1991 Stock Option Plan (the "1991 Stock Option Plan") (collectively, the "Stock Option Plans"). The general purpose of the Stock Option Plans is to advance the interests of the Company and its stockholders by strengthening the ability of the Company to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentives to key employees of the Company to promote the Company's success.

     SUMMARY OF THE PROVISIONS OF THE STOCK OPTION PLANS. Options are no longer granted under the 1984 Stock Option Plan. At December 31, 1993, options to purchase 702,300 shares of Common Stock were outstanding under the 1984 Stock Option Plan. Options may be granted pursuant to the 1991 Stock Option Plan at any time as long as the total number of shares that may be issued pursuant to the exercise of such options does not exceed 2,000,000 shares. Any shares subject to unexercised portions of options granted under the 1991 Stock Option Plan that have been terminated, cancelled or expired may again be subject to options under the 1991 Stock Option Plan. At December 31, 1993, options to purchase 1,147,000 shares of Common Stock were outstanding under the 1991 Stock Option Plan. Shares issued pursuant to exercise of options under the Stock Option Plans may be authorized and previously unissued shares or previously issued shares that have been reacquired by the Company.

     The Stock Option Plans are administered by the Board of Directors or a committee appointed by the Board of Directors (the "Administrator"). Options to purchase Common Stock may be granted under the 1991 Stock Option Plan to any employees of the Company or its subsidiaries. The Administrator is authorized (but only to the extent not contrary to the express provisions of the Stock Option Plans) to select from the persons who are eligible to receive options under the Stock Option Plans the particular persons who will receive options, to interpret the Stock Option Plans, to prescribe, amend, and rescind rules and regulations relating to the Stock Option Plans, to determine the form and content of options to be issued under the Stock Option Plans, and to make other determinations and exercise such other power and authority as may be necessary or advisable for the administration of the Stock Option Plans. The Administrator determines the number of options, the number of shares subject to each option, the exercise price or prices of each option, the vesting and exercise period of each option, and such other terms and conditions of each option, if any, as are not inconsistent with the provisions of the 1991 Stock Option Plan. The Administrator may impose such restrictions on the ownership and transfer of shares issued pursuant to the Stock Option Plans as it deems desirable. All decisions, determinations, and interpretations of the Administrator with respect to the Stock Option Plans and options granted thereunder are final and conclusive.

     In the event that there is any change in the Common Stock subject to options granted under the Stock Option Plans as the result of any stock dividend on, dividend of, or stock split or stock combination of, or any like change in, stock of the same class, or in the event of any change in the capital structure of the Company, the Administrator will make such adjustments with respect to options, or any provisions of the Stock Option Plans, as it deems appropriate to prevent dilution or enlargement of option rights.

     The Stock Option Plans may be suspended or discontinued at any time by the Administrator. The Administrator may amend either Stock Option Plan from time to time in such respects as it may deem advisable in its sole discretion. No action of the Administrator may impair any outstanding option without the consent of the holder of the option.

     Under the 1991 Stock Option Plan, the Administrator may, either at the time an option is granted or at any time prior to or upon the occurrence of a "change of control" or "potential change of control" (as defined), provide for the accelerated exercisability of each option outstanding at the time of such change of control or potential change of control event.

     FEDERAL INCOME TAX CONSEQUENCES. Under the Stock Option Plans, the Company may grant options which, for federal income tax purposes, (i) are treated as "incentive stock options" within the meaning of Section 422 of the Code or (ii) are treated as nonqualified options subject to Section 83 of the Code. The federal income tax consequences of each type of option are different for the participants and for the Company.

     Incentive Stock Options. For an option that qualifies as an incentive stock option the participant will not realize taxable income upon either the receipt or the exercise of the option, unless the participant is subject to the alternative minimum tax. Upon the sale or exchange of shares acquired pursuant to the exercise of the option at least two years after grant of the option and one year after exercise of the option, any gain or loss will be treated as capital gain or loss. No deduction will be allowed at any time to the Company for federal income tax purposes in connection with the grant or exercise of the option or a qualifying disposition of shares acquired pursuant to the exercise of the option. In a disposition which does not satisfy such holding period requirements the participant will be treated as receiving ordinary income equal to the difference between the fair market value of the transferred shares on the date of exercise and the exercise price of such shares. In the event the sales price received in a disposition not satisfying such holding period requirements exceeds the value of the Common Stock on the date of exercise, the disposition also will result in capital gain to the extent of such excess. The amount treated as ordinary income to the participant because of a disposition not satisfying such holding period requirements will normally be allowed as a federal income tax deduction of the Company.

     Nonqualified Options. No taxable income will be realized by the participant upon the grant of an option that does not qualify as an incentive stock option. A participant generally will recognize ordinary taxable income upon exercise of a nonqualified option in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the option price paid. The Company will be allowed a deduction for federal income tax purposes equal to the taxable income recognized by the participant.

     This summary of the effect of the Federal income tax upon the participants in the Stock Option Plans does not purport to be complete. Tax treatment under foreign, state, or local law is not covered in this summary.

     OUTSTANDING OPTIONS. Through December 31, 1993, options to purchase a total of 1,528,300 shares at an exercise price equal to fair market value at the date of grant have been granted and remain outstanding under the Stock Option Plans to 84 employees. Additionally, under the 1991 Option Plan, through December 31, 1993, 321,000 performance options at an exercise price of $1.00 per share have been granted and remain outstanding to 41 employees. Information regarding options granted to the executive officers named in the Summary Compensation Table is set forth under "Option Grants During 1993" and "Aggregated Option Exercises in 1993 and 1993 Year-End Option Values." As of December 31, 1993, 1,000,000 options, with an average exercise price of $7.79, have been granted to all executive officers as a group, and 849,300 options have been granted to employees of the Company who were not executive officers of the Company at an average exercise price of $7.77. Directors who are not also employees are not eligible to receive options under the Stock Option Plans.

     As of March 15, 1994, the Common Stock had a market value of $20.38 per share.

                             STOCKHOLDER PROPOSALS

     A proper proposal submitted by a stockholder in accordance with applicable rules and regulations for presentation at the Company's next annual meeting that is received at the Company's principal executive office by November 30, 1994 will be included in the Company's proxy statement and form of proxy for that meeting.

                        PERSONS MAKING THE SOLICITATION

     The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The cost of soliciting proxies in the accompanying form will be paid by the Company. Officers of the Company may solicit proxies by mail, telephone or telegraph. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Common Stock.

                              INDEPENDENT AUDITORS

     KPMG Peat Marwick, independent certified public accountants, has been selected by the Board of Directors as the Company's independent auditor for the year 1994. Representatives of KPMG Peat Marwick, who were also the Company's independent auditors for the year 1993, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the Company.

                              FINANCIAL STATEMENTS

     A copy of the Company's 1993 Annual Report containing audited financial statements accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K. REQUESTS SHOULD BE DIRECTED TO SECRETARY, HARTE-HANKS COMMUNICATIONS, INC., 200 CONCORD PLAZA DRIVE, SUITE 800, SAN ANTONIO, TEXAS 78216; TELEPHONE
NUMBER: (210) 829-9000.

                                          By Order of the Board of Directors,

                                          DONALD R. CREWS
                                          Senior Vice President, Legal and
                                          Secretary

March 30, 1994

PROXY
                       HARTE-HANKS COMMUNICATIONS, INC.

               BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING
              OF STOCKHOLDERS AT 10:00 A.M., FRIDAY MAY 6, 1994
                      200 CONCORD PLAZA DRIVE, SUITE 800
                           SAN ANTONIO, TEXAS 78216


     The undersigned stockholder of Harte-Hanks Communications, Inc. (the "Company") hereby appoints Larry Franklin, Houston H. Harte and Andrew B. Shelton or any of them, as proxies, each with full powers of substitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment(s) thereof.


( X ) PLEASE MARK
      VOTES AS IN
      THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BELOW. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEMS (1) AND (2), THIS PROXY WILL BE VOTED "FOR" SUCH ITEMS. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (3). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

1.  Election of Directors

NOMINEES:  Dr. Peter T. Flawn, Christopher M. Harte

                 FOR                 WITHHELD
               (     )               (     )

(     )_______________________________________________________________________
(INSTRUCTION: To withhold authority to vote for any individual nominees, write that nominee's name on the space provided above)

                                          FOR         AGAINST        ABSTAIN
2.   Approval of Harte-Hanks            (     )       (     )        (     )
     Communications, Inc. 1994
     Employee Stock Purchase Plan.

3. On any other business that may properly come before the meeting; hereby revoking any proxy or proxies heretofore given by the undersigned.

     Receipt herewith of the Company's Annual Report and Notice of Meeting and Proxy Statement, dated March 30, 1994, is hereby acknowledged.

                    MARK HERE
                   FOR ADDRESS    (       )
                   CHANGE AND
                  NOTE AT LEFT

(Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)

PLEASE SIGN, DATE AND MAIL TODAY


Signature:___________________________________ Date_____________________


Signature:___________________________________ Date_____________________